Exhibit 10.41

AMENDED AND RESTATED

MEMBERSHIP INTEREST OPTION AGREEMENT

THIS AMENDED AND RESTATED MEMBERSHIP INTEREST OPTION AGREEMENT (the “Agreement”) is made and entered into this 30th day of June, 2016 (the “Effective Date”), by and among Infinite Conferencing, Inc. (“Optionee”), and Infinite Conferencing Partners, LLC (“Optionor”)

R E C I T A L S

A.  WHEREAS Optionee and Optionor entered into a Membership Interest Option Agreement effective February 28, 2015, and

B.  WHEREAS Optionee and Optionor entered into an Amended and Restated Membership Interest Option Agreement effective December 16, 2015 (the “Previous Effective Date”), to extend the Option Term and to reflect changes in certain other financial terms being made primarily in contemplation of additional capital contribution and the granting of additional membership interests, and

C.  WHEREAS Optionee and Optionor wish to further amend such Agreement to reflect additional capital contribution and the granting of additional membership interests, and

D.  Optionee desires to be granted from Optionor, and Optionor desires to grant to Optionee, an option to acquire all of the membership interests in the Optionor (the “Membership Interests”) for the price and upon the terms and conditions set forth herein. Capitalized terms used herein but not defined herein are defined in accordance with the Sale Agreement entered contemporaneously herewith between Optionor and Optionee.

NOW, THEREFORE, in consideration of the mutual promises and representations set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.   Recitals.  The recitals set forth above in Paragraph A are true and correct and are hereby incorporated herein.

2.   Options.

(a)      Grant of Option.  Optionor hereby grants an irrevocable option during the Option Term, as defined below, (the “Option”) to Optionee to purchase from Optionor all the Membership Interests, which can be exercised as set forth below.  The Optionee shall not have the right to exercise the Option for less than all of the outstanding Membership Interests.

(b)      Exercise of Option.  Optionee shall have the right to exercise the Option to purchase the Membership Interests at any time beginning on the Effective Date and ending on the date that is two (2) years after the Previous Effective Date (the “Option Term”) by sending an option notice, as described below, to Optionor hereunder (the date of such option notice shall be referred to herein as the “Exercise Date”).

(c)      Option Notice.  In the event that Optionee desires to exercise the Option, Optionee shall send written notice to Optionor that Optionee is exercising the Option to purchase the Membership Interests hereunder.  Optionor shall send notice to its members within fifteen (15) days of receipt of such notice.

(d)      Closing.  The closing of a purchase of the Membership Interests after the timely exercise of an Option hereunder (the “Option Closing”), shall take place at the offices of the Optionor at such time as Optionor and Optionee shall mutually agree, which in no event shall be later than the date that is thirty (30) days following the timely exercise of the Option hereunder.

(e)      Distributions. The Option granted hereby does not prevent or encumber or affect in any respect any distribution by the Optionor to its members of the preferred return (equal to an annual rate of 30% of each Optionor member’s capital contribution to the Company) (the “Preferred Return”) accruing prior to the Option Closing.

(f)      Sale of Customer Accounts.  Subject to the Right of First Refusal (as hereinafter defined), Optionor agrees that it shall retain ownership of the customer accounts, attached on Exhibit A hereto (the “Customer Accounts”), for not less than six (6) months from the Previous Effective Date, provided that a notice of offer shall not be delivered by Optionor to Optionee earlier than six (6) months after the Previous Effective Date. Optionor may sell the Customer Accounts thereafter to a third party (“Third Party”) in a bona fide transaction.  In the event of sale of the Customer Accounts by the Optionor, an amount equal to the Option Price (or lesser sale proceeds), excluding any accounting fees, shall be distributed to the members of the Optionor at the time of such sale, and Optionee shall have no right to prevent such distribution to members of Optionor.  Notwithstanding the foregoing, Optionee shall continue to have an Option on membership interests (to acquire Optionor, including the undistributed sale proceeds in excess of the amount to be distributed as contemplated by this Section 2(f)).

(g)      Encumbering Membership Interests.  During the Option Term, and until the Option Closing in the event of a timely exercise of the Option hereunder, neither Optionor nor its members will (i) encumber any of the assets or membership interests of Optionor to any party, other than Optionee or (ii) incur any liability whatsoever, whether actual or contingent, other than per the terms and provisions of the Operating Agreement and the Management Services Agreement between Optionor and Optionee dated of even date herewith (the “Management Agreement”).

(h)      Liens on Optionor’s Assets.  To accommodate the exercise of the Option by Optionee, Optionor shall not place a lien on the Customer Accounts.

3.   Payment.

(a)      Purchase Price.  The purchase price (the “Option Price”) for the Membership Interests to be purchased pursuant to this Agreement shall be equal to the sum of: (i) all of Optionor’s members’ initial capital contributions (which shall not be less than the purchase price for the Customer Accounts); (ii) $100,000 in additional capital arising from that certain Agreement to Amend dated December ____, 2015 between Optionor and Optionor’s members, to the extent this amount is not duplicated as part of item (i) hereof; (iii) to the extent not previously paid, the Optionor’s Members’ Preferred Return for the period prior to the Option Closing, but not less than six months; (iv) an amount equal to five percent (5%) of the Optionor’s Member’s initial capital contribution (which shall increase by one and one-quarter percent (1.25%) for each quarterly period beginning twelve (12) months after the Effective Date) and (v) any reasonable costs incurred by Optionor’s designated agent in connection with the exercise of the Option and distributing the proceeds of the Option.  In the event of a sale by Optionor of the Customer Accounts, the Option Price shall be reduced by the proceeds received through such sale distributed to the Optionor’s members (but not below $0).

(b)      Deliveries at Closing.  At the Option Closing, Optionee and Optionor shall deliver to or cause to be delivered the following:

(i)     Assignment.  Optionor shall, or shall cause its members to, execute all documents necessary to convey the relevant Membership Interests to Optionee.

(ii)    Purchase Price.  Optionee shall deliver to the members of the Optionor immediately prior to the Option Closing, as their interests appear on the books and records of the Optionor, the Option Price in immediately available funds.

4.   Right of First Refusal.  Optionor grants to Optionee a right of first refusal on any sale of the Customer Accounts by Optionor (the “Right of First Refusal”).  Optionee shall have a right of first refusal to purchase the Customer Accounts at a purchase price and on those terms and conditions equal to that purchase price and those terms and conditions offered to Optionor by a third party in an arm’s length transaction (“Third Party Offer”).  Optionor shall give written notice to Optionee of a bona fide Third Party Offer.  Such notice shall detail the purchase price and other material terms and conditions.  Optionee shall have one hundred and twenty (120) days from the date of such written notice to exercise its Right of First Refusal or the Option (and retain the Customer Accounts).  For the avoidance of doubt, the Optionee shall have the right to exercise the Option during such 120 day period in accordance with the terms of this Agreement.

5.   Representations and Covenants.

(a)     Optionee’s Representations.

(i)     Optionee hereby represents and warrants that (i) it is an entity which is duly organized, validly existing and, in good standing under applicable laws, and (ii) Optionee’s execution, delivery and performance of this Agreement has been duly authorized and does not violate Optionee’s articles of organization (or other governing documents), or any applicable law or regulations.

(ii)    Optionee hereby represents and warrants to Optionor that Optionee has not dealt with any broker or finder in connection with this Agreement or the transactions contemplated hereunder.

(iii)    Optionee hereby represents and warrants to the Optionor that Optionee has such knowledge and experience in financial and business matters in general, and in particular, those related to the Optionor, that Optionee is capable of valuing the merits and risks of investment in the Optionor through the transfer of the Membership Interests.

(iv)   Optionee acknowledges and understands that the Membership Interests has not been registered under the Securities Act or the securities laws of any state and that the Membership Interests is to be acquired pursuant to an investment representation on the part of Optionee and should not be sold, pledged, hypothecated, donated or otherwise transferred by Optionee whether or not for consideration and that the Optionor will not permit the transfer of the Membership Interests without registration or upon issuance to the Optionor of a favorable opinion of counsel reasonably satisfactory to the Optionor to the affect that any such transfer shall not be in violation of the registration requirements of the Securities Act and any applicable state securities laws.

(v)    Optionee acknowledges that there are both tax and non-tax risks associated with the Membership Interests and that Optionee will be required to report and pay taxes on Optionee’s allocable share of any of the Optionor’s profits, even if the Optionor does not make any corresponding distributions of cash to Optionee with respect to such profits, in the event that Optionee becomes a member of the Optionor.

(b)      Optionor’s Representations and Covenants.  The Optionor hereby represents, warrants and covenants to Optionee as follows:

(i)     Optionor hereby represents and warrants that (i) it is an entity which is duly organized, validly existing and, in good standing under applicable laws, and (ii) Optionor’s execution, delivery and performance of this Agreement has been duly authorized and does not violate Optionor’s articles of incorporation (or other governing documents), or any applicable law or regulations.

(ii)     All of the Membership Interests in the Optionor to be purchased by Optionee, pursuant to the Option, is or shall be duly authorized and the Membership Interests and/or Customer Accounts shall be transferred free and clear of all liens, claims, encumbrances, charges, restrictions and assessments of any kind.  Any violation of this provision shall be determined on a Membership Interest by Membership Interest basis assertable solely against the member of the Optionor whose interests are affected.

(iii)    Optionor has not dealt with any broker or finder in connection with this Agreement or the transactions contemplated hereunder.

6.   Death of Optionor Members.  The death of any member of the Optionor shall not terminate the rights and obligations hereunder and all rights and obligations of Optionor and Optionee shall survive the death of such party hereto and such successors, heirs and/or assigns shall be obligated to perform all obligations of such party hereunder.

7.   Termination Upon Bankruptcy.  Optionor shall have a right to terminate this Agreement in the event of Optionee’s Bankruptcy or dissolution.  Such termination shall be effective immediately upon Optionor’s notice to Optionee.  For purposes of this Agreement, “Bankruptcy” means the filing under Title 11 of the United States Code, as amended (which in the case of an involuntary petition, is not dismissed or stayed within 60 days of the filing of such petition).

8.   Specific Performance.  The parties hereby acknowledge and agree that the Membership Interests cannot be readily purchased or sold on the open market and for that reason, among others, the parties hereto will be irreparably damaged in the event this Agreement is not specifically enforced.  Should any dispute arise concerning the sale, encumbrance or other disposition of the Membership Interests, an injunction may be issued restraining any such sale, encumbrance or other disposition pending the resolution of such controversy.  In the event of any controversy concerning the right or obligation to purchase or sell any interest in the Optionor, such right or obligation shall be enforced in a court of equity by degree of specific performance.  Such remedies shall however be cumulative and not exclusive, and shall be in addition to any other remedies of the parties hereto.  If any person or entity shall institute any action or proceeding to enforce the provisions hereof, the person or entity against whom such action or proceeding is brought hereby waives the claim or defense that the person or entity instituting such action has an adequate remedy at law, and shall not urge in any such action or proceeding that a claim or remedy at law exists.  Optionee shall have the right to file UCC-1 financing statements to reflect its interest in the Membership Interests hereunder.

9.   Notices.  All notices, requests, demands and other communications hereunder shall be in writing and personally delivered or sent by registered or certified mail, return receipt requested, postage prepaid, to the following addresses:

If to Optionor:	Infinite Conferencing Partners, LLC
3091 Ira Road
Bellmore, NY 11710

If to Optionee:	Infinite Conferencing, Inc.
100 Morris Avenue, Suite 302
Springfield, NJ 07081

Provided, however, that any party hereto may, from time to time, give to the other party written notice, in the manner provided for herein, of some other address to which communications to such party shall be sent, in which event notices to such party shall be personally delivered or sent by registered or certified mail, return receipt requested, postage prepaid, to such address.  Notice shall be deemed effectively given hereunder when personally delivered or deposited in the United States mail, postage prepaid, registered or certified, return receipt requested, as the case may be.

10. Attorneys’ Fees.  In the event any action at law or in equity or other proceeding is brought to interpret or enforce this Agreement, the Optionee shall pay all costs and expenses incurred in such action, including, but not limited to, court costs, and reasonable attorneys’ fees, paralegal fees, law clerk fees and other legal costs and expenses, whether incurred at or before the trial level, or in any appellate, bankruptcy or other legal proceeding.

11. Binding Effect; Assignment.  This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective personal representatives, heirs, beneficiaries, successors and permitted assigns.  No party to this Agreement may assign such party’s rights or obligations hereunder without the prior written consent of the other party.

12. Complete Agreement.  This Agreement constitutes the complete agreement between the parties hereto with respect to the subject matter hereof, and supercedes any prior written or oral agreements between the parties with respect to the subject matter hereof.

13. Governing Law; Venue.  This Agreement shall be governed by and construed in accordance with the laws of the State of Florida.  In the event of any legal or equitable action arising under this Agreement, the venue of such action shall lie exclusively within either the state courts of Florida located in Broward County, Florida, or the United States District Court for the Southern District of Florida, and the parties hereto do hereby specifically waive any other jurisdiction and venue.

14. Further Actions.  Each party to this Agreement shall take such further actions to execute, file, record, publish and deliver such additional certificates, instruments, agreements and other documents that the other party may from time to time reasonably request in order to effectuate the transfer and sale of the Membership Interests to be transferred and sold pursuant hereto, or otherwise to accomplish the purposes of this Agreement.

15. Waiver.  No waiver of any breach of any term or condition of this Agreement shall be deemed to be a waiver of any subsequent breach of any term or condition of a like or different nature.

16. Captions.  The captions used herein are inserted only as a matter of convenience and are not to be used in the interpretation of any provision hereof.

17. Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which shall be deemed to constitute one and the same agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date and year first above written.

“OPTIONEE”

INFINITE CONFERENCING, INC.

By: /s/ Randy S. Selman
Name: Randy S. Selman
Title: Chief Executive Officer

“OPTIONOR”

INFINITE CONFERENCING PARTNERS, LLC

By: /s/ Jeffrey Miller
Name: Jeffrey Miller
Title: Managing Partner

Exhibit A

Customer Accounts

[Confidential Information Redacted]